Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-257320 on Form S-1 of our report dated April 9, 2021, (July 8, 2021 as to the effects of the stock split described in the second paragraph in Note 2) relating to the financial statements of Sight Sciences, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

July 14, 2021